Exhibit 99.1

21700 Barton Road P.O. Box 150 Colton, California 92324	Contact: Phil Smith Stater Bros. Holdings Inc. (909) 783-5287
P R E S S   R E L E A S E
For Immediate Release
Tuesday, December 19, 2006
Stater Bros. Holdings Inc.
STATER BROS.’ SALES INCREASED TO $3.5 BILLION
FOR FISCAL 2006
Colton, California. - December 19, 2006: Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced sales and earnings for the fifty-two week fiscal year ended September 24, 2006.
Sales for fiscal 2006 were $3.5 billion, an increase of 4.0% when compared to sales of $3.4 billion for the 2005 fiscal year. Sales for the fourth quarter of fiscal 2006 ended September 24, 2006 were $891.4 million, an increase of 4.9% when compared to $849.9 million for the fiscal fourth quarter of 2005 ended September 25, 2005. Like store sales for fiscal 2006 increased 1.5% compared to fiscal 2005. For the fourth quarter of fiscal 2006, like stores sales increased 2.9% compared to the fourth quarter of fiscal 2005.
The Company reported net income of $26.1 million for the fiscal year 2006 compared to $26.2 million in fiscal year 2005. The results for the fourth quarters of fiscal 2006 and fiscal 2005 reflected net income of $10.8 million and $12.1 million, respectively.
Brown said, “We are pleased with our current year operating results. The focus of the Stater Bros. “Family” continues to be our ‘Valued Customers.’ We are committed to being the low price leader while providing a friendly and satisfying shopping experience to our customers on each and every one of their visits to our Supermarkets.”
Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in California and operates 162 supermarkets through its wholly-owned subsidiary, Stater Bros. Markets.
For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 783-5000.

STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited

	09/25/05	09/24/06
Assets
Current assets
Cash	$263,397	$198,545
Restricted cash	29,000	24,121
Sort-term investments	—	26,849
Receivables, net	45,006	39,173
Inventories	185,302	196,031
Other	31,122	30,122

Total current assets	553,827	514,841

Property and equipment, net	467,937	497,073

Deferred debt issuance costs, net	19,011	15,972
Other	14,594	30,206

Total assets	$1,055,369	$1,058,092

Liabilities and stockholder’s deficit
Current liabilities
Accounts payable	$144,298	$155,827
Accrued expenses and other liabilities	131,185	124,680
Current portion of capital lease obligations	1,190	1,054

Total current liabilities	276,673	281,561

Long-term debt	700,000	700,000
Capital lease obligations, less current portion	8,292	7,294
Other long-term liabilities	83,799	80,316

Stockholder’s deficit	(13,395)	(11,079)

Total liabilities and stockholder’s deficit	$1,055,369	$1,058,092

STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	09/25/05	09/24/06	09/25/05	09/24/06
Sales	$849,896	$891,379	$3,372,243	$3,507,881

Gross profits	237,262	241,432	904,108	930,359

Operating expenses:
Selling, general and administrative expenses	198,009	200,529	772,885	790,756
Depreciation and amortization	10,388	13,327	39,575	46,642

Total operating expenses	208,397	213,856	812,460	837,398

Operating profit	28,865	27,576	91,648	92,961

Interest income	2,291	2,769	6,816	10,284
Interest expense	(13,937)	(12,967)	(57,142)	(57,238)
Other expenses, net	(835)	(601)	(1,414)	(1,996)

Income before income taxes	16,384	16,777	39,908	44,011

Income taxes	4,277	5,961	13,662	17,945

Net income	$12,107	$10,816	$26,246	$26,066